Merit Behavioral Care Corporation
1 Maynard Drive
Park Ridge, NJ 07656

Dear Sir:

     At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 1996, of the facts relating to the Company's method of accounting for deferred start-up costs related to new contracts or expansion of existing contracts. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

     We have not audited any consolidated financial statements of Merit Behavioral Care Corporation and its consolidated subsidiaries as of any date or of any period subsequent to September 30, 1995. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Merit Behavioral Care Corporation and its consolidated subsidiaries as of any date or for any period subsequent to September 30, 1995.

Yours truly,




/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

May 9, 1996